Exhibit 10.14

Private & Confidential

December 20, 2010

Larry E. Bodner

Executive Vice President, Finance

Del Monte Foods Company

One Maritime Plaza

San Francisco, CA 94105

RE: Exercise of Options and Make-Whole Payment

Dear Mr. Bodner:

This letter is in reference to the proposed exercise by you of certain of the vested options to purchase shares of Del Monte Foods Company common stock (“DM Stock”) that you hold pursuant to certain Del Monte Foods Company equity incentive plans (your “DM Options”). As you know, upon the closing of the transactions contemplated under the Agreement and Plan of Merger dated as of November 24, 2010 among Blue Acquisition Group, Inc., Blue Merger Sub Inc. and Del Monte Foods Company (the “Company”) (the “Merger Agreement”), all unvested awards on DM Stock that you currently hold will become fully vested. The vesting of these awards, alone, will likely trigger the imposition on you of a “golden parachute” excise tax (“280G Tax”). Although the Company generally has an obligation to make you whole on such excise tax under existing 280G Tax gross-up arrangements (pursuant to your employment agreement or the Executive Severance Plan, as applicable, the “280G Tax gross-up”)), there is an opportunity to potentially eliminate the imposition of the 280G Tax through your exercise of certain DM Options on or prior to December 31, 2010. In connection with the foregoing, the Company’s advisors have estimated that imposition of the 280G Tax may possibly be avoided by you exercising all of your vested DM Options by no later than December 28, 2010 (the “Covered Options”). All capitalized terms used in this letter agreement but not otherwise defined will have the meaning ascribed to them in the Merger Agreement.

In connection with your exercise of the Covered Options, but subject to the next succeeding sentence, the Company shall pay you a cash amount equal to the product of (x) the excess, if any, of the Merger Consideration over the price per share of DM Stock that you receive, after taking into account any applicable per share broker fees, on the date you exercise the Covered Options, and (y) the number of shares of DM Stock that you acquire upon exercise of the Covered Options and sell into the market prior to the consummation of the transactions contemplated in the Merger Agreement (such product, the “Make-Whole Payment”). The Company shall pay you the Make-Whole Payment within ten (10) days after the Closing Date; provided, however, that if (i) the amount of the Merger Consideration is increased from $19.00, then the reference to “Merger Consideration” in the preceding sentence shall refer to such increased amount, or (ii) the Merger Agreement is terminated and no other transaction of the type described in the Merger Agreement and involving the parties to the Merger Agreement occurs, then the Company shall not be obligated to pay you any Make-Whole Payment (or any portion thereof). For the avoidance of doubt, if (a) you do not exercise the Covered Options on or before December 28, 2010, or (b) if the transaction described in the Merger Agreement (or a similar transaction involving the same parties) is not consummated, the Company shall not be obligated to pay you the Make-Whole Payment (or any portion thereof). In addition, the Company shall not be obligated to pay you any Make-Whole Payment on any shares of DM Stock that you acquire upon exercise of the Covered Options but do not sell into the market (or on any other shares of DM Stock not acquired upon exercise of the Covered

Options that you might sell into the market). The Make-Whole Payment shall be subject to withholding for applicable taxes.

Please note that the Company does not guarantee that the exercise of the Covered Options will ultimately avoid the application of the 280G Tax to any payments or benefits you receive in connection with the transaction contemplated under the Merger Agreement. The estimate of the number of Covered Options to exercise to avoid the 280G Tax is based on a variety of assumptions, including the identification of payments and benefits taken into account in estimating whether or not you may be subject to the 280G Tax, the timing of the closing of the Merger, and the amount of the Merger Consideration. In the event that circumstances cause those assumptions to be inaccurate, the exercise of the Covered Options may not prove to be sufficient to avoid the imposition of the 280G Tax. However, if the 280G Tax is nevertheless triggered, you will still be eligible to receive the 280G Tax gross-up payment from the Company to the extent provided under the terms of your employment agreement or the Executive Severance Plan, as applicable.

This letter supersedes any previous communications or agreements, oral or written, relating to the subject matter contained herein, and shall be governed by the laws of the State of California.

If you are amenable to the terms of this letter agreement, please sign below to indicate your agreement herewith and return a copy of this signed letter to Derek Windham by no later than December 22, 2010.

Very truly yours,

/s/ Richard W. Muto
Richard W. Muto

Executive Vice President and Chief Human Resources Officer
Del Monte Foods Company

Accepted and agreed this 22nd day of December, 2010.

/s/ Larry E. Bodner
Larry E. Bodner